UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2014

ASPEN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55107	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

720 South Colorado Boulevard, Suite 1150N, Denver, CO 80246

(Address of Principal Executive Office) (Zip Code)

(303) 333-4224

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2014, Aspen Group, Inc. (the “Company”) entered into three-year Employment Agreements with Janet Gill, the Company’s Executive Vice President and interim Chief Financial Officer and Gerard Wendolowski, the Company’s Chief Operating Officer as described below.

In accordance with her Employment Agreement, Ms. Gill will receive a base salary of $200,000 and was granted 300,000 stock options exercisable at $0.234 per share which vest in three equal increments over a three year period with the first vesting date being November 24, 2015. Ms. Gill will also be entitled to a cash and equity bonus (“Target Bonus”) if certain EBITDA milestones are met. The cash portion of the Target Bonus will only be earned if the Company has a certain cash balance to pay the Target Bonus.

In accordance with his Employment Agreement, Mr. Wendolowski will receive a base salary of $200,000. Mr. Wendolowski will also be entitled to the Target Bonus.

Also on November 24, 2014, the Company amended the Employment Agreements of Mr. Michael Mathews, the Company’s Chief Executive Officer, and Dr. Cheri St. Arnauld, the Company’s Chief Academic Officer, to provide them with the right to receive the Target Bonus. In the event that the cash balance threshold under the Target Bonus is not met, Mr. Mathews will be issued stock in lieu of a cash bonus. With the exception of Mr. Mathews being entitled to stock in lieu of cash as described in the preceding sentence, the Target Bonus for each of the executives is identical.

Each of the executive officers may receive a discretionary bonus at the discretion of the Company’s Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

Date: November 26, 2014	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer